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                 CAROLINA FREIGHT CORPORATION                       EXHIBIT 11
           COMPUTATION OF EARNINGS PER COMMON SHARE


                                                              Year Ended December 31
                                                          ----------------------------
                                                            1993            1992            1991
                                                      ----------      ----------      ----------
    Primary:
      Earnings:
        Income                                       $(4,161,587)     $3,648,346      $1,575,233
        Deduct dividends on preferred
          shares                                         (88,448)        (88,448)        (88,448)
                                                      ----------      ----------      ----------
        Income applicable to common stock            $(4,250,035)     $3,559,898      $1,486,785
                                                      ==========      ==========      ==========
      Shares:
        Weighted average number of common
          shares outstanding                           6,561,672       6,561,634       6,560,788
                                                      ==========      ==========      ==========
      Primary earnings per common share:
        Net income                                        $(0.65)           0.54            0.23
                                                      ==========      ==========      ==========
    Assuming full dilution:
      Earnings:
        Net income                                   $(4,161,587)     $3,648,346      $1,575,233
        Deduct dividends on preferred
          shares                                         (88,448)        (88,448)        (88,448)
        Add after tax expense applicable
          to 6.25% convertible debentures              2,440,332       1,955,372       1,937,500
                                                      ----------      ----------      ----------
        Net income                                   $(1,809,703)     $5,515,270      $3,424,285
                                                      ==========      ==========      ==========
      Shares:
        Weighted average number of common
          shares outstanding                           6,561,672       6,561,634       6,571,731

        Assuming conversion of 6.25% convertible
          debentures                                   1,052,505       1,052,505       1,052,632
                                                      ----------      ----------      ----------
        Weighted average number of common
          shares outstanding as adjusted               7,614,177       7,614,139       7,624,363
                                                      ==========      ==========      ==========
      Earnings per common share assuming
      full dilution (see note):
        Net income                                   $     (0.24)     $     0.72      $     0.45
                                                      ==========      ==========      ==========



    The calculation of fully diluted earnings per share for 1993, 1992 and 1991 is submitted in accordance with Securities Exchange Act of 1934 Release No. 9083 although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces an anti-dilutive result.